Exhibit 10.16

THOUGHTFUL MEDIA GROUP INC. (“TMG”)
BINDING TERM SHEET
AUGUST 12, 2024

TMG and the Investor (as defined below) are entering into this binding term sheet (the “Term Sheet”) setting forth the terms of the private placement of convertible notes with the principal amount of up to US$5.0 million (the “Offering”). Upon execution by the parties, this Term Sheet shall constitute a binding agreement that will serve as an interim agreement between the Parties until such date as customary definitive agreements are executed by the parties. Such definitive agreements shall incorporate the terms of this Term Sheet and contain other customary terms and conditions to be negotiated in good faith by the parties. The Investor acknowledges that the Offering is currently over-subscribed. In the event that one or more purchasers of the Convertible Notes (as defined below) are unable to participate in the Offering, the Investor agrees to purchase the Convertible Note on the terms set forth below.

Borrower:	Thoughtful Media Group Inc., a Nevada Corporation (“TMG” or the “Company”).

Investor:	GRIT Multi-Strategies Investment Company Limited (the “Investor”).

Note:	The Company will issue to the Investor a promissory note (the “Convertible Note”) in the principal amount of US$900,000 (“Maturity Amount”), and the Investor will purchase the Convertible Note no later than the effectiveness of a resale registration statement covering the Common Stock (as defined below). The Convertible Note shall bear interest at 6% per annum. The Convertible Note shall be due six months after its issuance date (“Maturity Date”).

Voluntary Conversion:	The Investor shall have the right to convert the Convertible Note into common stock of the Company (the “Common Stock”) at US$1.80 per share; provided, however, the Investor shall have the right to convert the Convertible Note into Common Stock of the Company at US$1.50 per share on or after September 15, 2024 (the “Conversion Price”). All such Conversion Price determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock.

mandatory Conversion:	The Convertible Note shall convert into Common Stock at the Conversion Price, without the Investor’s election, upon the effectiveness of the registration statement for the initial public offering by the Company that results in a listing of Common Stock on a national securities exchange (the “IPO”) before the Maturity Date.

Registration:	Within 45 days of the date of this Term Sheet, the Company shall file a registration statement on Form S- 1 to cover the resale of the Common Stock issuable upon conversion of the Convertible Notes.

Events of Default:

If any Event of Default (defined below) occurs, the outstanding principal amount of the Convertible Note, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash. During the existence of an Event of Default, interest shall accrue at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law (the lesser of clause (i) or (ii), the “Default Interest Rate”). Once an Event of Default is cured, the interest rate shall return to 6%.

Event of Default means:

● Failure to repay the Convertible Notes when they are due at maturity;

● The Company or any subsidiary shall be subject to a bankruptcy event;

● The occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within 45 days after the date thereof; and

● Any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 days.

Binding Effect:	The provisions of this Term Sheet shall be binding obligations of the parties, enforceable in accordance with their terms. The parties shall execute definitive agreements promptly after the date hereof.

Governing Law and Jurisdiction:	This Term Sheet shall be governed by New York law. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the New York County, New York.

Event of Force Majeure:

Event of Force Majeure means any event or circumstance or combination of events or circumstances:

(a) beyond the control of the party affected by such event, circumstance or combination of events or circumstances (the “Affected Party”) and which directly causes the Affected Party to be unable to comply with all or a material part of its obligations under this Term Sheet; or

(b) resulting from the failure of the Company or any bank, broker or other third party institution that conducts “know your customer” and/or other diligence on the Investor to promptly clear its diligence review of the Investor for any reason including, without limitation, the Investor’s failure to provide documentation on a prompt basis or at all, or any other reason reasonably believed by the Company to represent an unreasonable risk of non-performance by or potential future liabilities relating to the Investor (the Company for purposes of this clause (b) is also referred to as an “Affected Party”).

Relief from Force Majeure Events:	If a Force Majeure Event has occurred, the Affected Party shall be entitled to relief from its obligations under this Term Sheet.

[BINDING TERM SHEET SIGNATURE PAGE]

THOUGHTFUL MEDIA GROUP INCORPORATED

____

Name: Kriangkrai Chaimongkol
Title: Chief Executive Officer

INVESTOR

____

Name: GRIT Multi-Strategies Investment Company Limited
Title: Authorized Signatory

Dated: August 12, 2024